UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 7, 2009
Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix,
Arizona		85040

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (480) 966-5394
     Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-2.1
EX-2.2
EX-99.1

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On June 7, 2009, Apollo UK Acquisition Company Limited (“Acquisition Company”) and Apollo Global, Inc. (“Apollo Global”) entered into an Implementation Agreement (the “Implementation Agreement”) with BPP Holdings plc (“BPP”), a company registered in England and Wales. Pursuant to the Implementation Agreement, Acquisition Company issued an announcement (the “Rule 2.5 Announcement”) pursuant to Rule 2.5 of the City Code on Takeovers and Mergers (the “City Code”) disclosing that Acquisition Company and BPP had agreed on the terms of a recommended all cash acquisition (the “Acquisition”) by Acquisition Company for the entire issued and to be issued ordinary share capital of BPP, for cash of 620 pence per share. The Acquisition values BPP’s existing issued and to be issued share capital at approximately £304 million (approximately $484 million based upon the current exchange rate). Acquisition Company is a wholly-owned subsidiary of Apollo Global, which is an 80.1% owned subsidiary of Apollo Group, Inc.
     It is expected that the Acquisition will be effected by means of a scheme of arrangement (the “Scheme”) under Part 26 of the UK Companies Act 2006. A scheme of arrangement involves an application by BPP to the High Court of Justice in England and Wales (the “Court”) to sanction the Scheme and to confirm the reduction of BPP’s share capital associated with the cancellation and extinguishing of the Scheme Shares (as defined below) provided for by the Scheme under section 137 of the Companies Act 1985 (“Capital Reduction”), that would enable Acquisition Company to become the owner of the entire issued share capital of BPP. The Scheme is subject to the approval at the meeting or meetings of the holders of Scheme Shares (“Scheme Shareholders”) (and any adjournment thereof) to be convened pursuant to an order of the Court under Part 26 of the Companies Act 2006 for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment) (the “Court Meeting”). Such approval requires the affirmative vote of a majority in number representing three-fourths or more in value of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof).
     In addition, the Scheme will require special resolutions of BPP shareholders (the “General Meeting Resolutions”) approving, among other things, the implementation of the Scheme and the Capital Reduction at an extraordinary general meeting of BPP shareholders to be convened in connection with the Scheme (the “General Meeting”) by at least three-fourths of the votes cast. Furthermore, the Court must sanction the Scheme and confirm the Capital Reduction, and an office copy of the order of the Court sanctioning the Scheme under Part 26 of the Companies Act (the “Scheme Court Order”) and of the Reduction Court Order and minute of such reduction attached thereto must be delivered to the Registrar of Companies, and in the case of the Reduction Court Order and minute, registered by the Registrar of Companies. If the Scheme becomes effective, it will be binding on all BPP shareholders, irrespective of whether they attended or how they voted at the Court Meeting or the General Meeting.
     “Scheme Shares” are the BPP shares:
•	in issue at the date of the document to be sent to BPP shareholders containing and setting out the Scheme and the notices convening the Court Meeting and the General Meeting (discussed below) (the “Scheme Document”);

•	issued after the date of the Scheme Document and prior to the voting record time in respect of the Court Meeting; and

•	issued on or after the voting record time in respect of the Court Meeting and before 6:00 p.m. on the business day before the date on which the order of the Court confirming the reduction of share capital under section 137 of the Companies Act 1985 provided for by the Scheme (the “Reduction Court Order”) is made confirming the Capital Reduction (the “Capital Reduction Record Time”) either on terms that the original or any subsequent holders of such shares shall be bound by the Scheme, or in respect of which the original or any subsequent holders of such shares are, or shall have agreed in writing to be, bound by the Scheme.

     Scheme Shares, however, do not include any BPP shares beneficially owned by Apollo Group, Inc. or its subsidiaries or held by BPP in treasury at or prior to the Capital Reduction Record Time.
     Under the Implementation Agreement, in lieu of the Scheme, Acquisition Company may, with the consent of the Panel on Takeovers and Mergers (the “Panel”), elect at any time to implement the proposed Acquisition by means of a takeover offer (“Offer”), provided that Acquisition Company must consult with BPP before making such election and shall consider any representations which BPP may make, and the terms and conditions of the Offer must in all material respects be at least as favorable to BPP’s shareholders as the Scheme. If Acquisition Company elects to implement the proposed Acquisition by way of an Offer, the BPP directors must unanimously give an unqualified recommendation of the Offer except to the extent that the BPP directors have determined in good faith and in compliance with their fiduciary duties that such recommendation would not be in BPP shareholders’ interests.
     BPP has entered into an inducement fee and exclusivity agreement with Apollo Global (on behalf of Acquisition Company) under which BPP has undertaken, among other things, not to solicit or initiate any possible offer for BPP or any other transaction which is inconsistent with, or an alternative to, the Acquisition. BPP has agreed to pay Acquisition Company an inducement fee equal to one percent of the value of the Acquisition (inclusive of any recoverable VAT), calculated on a fully diluted basis, if an Independent Inconsistent Transaction (as defined below) is announced under Rule 2.5 of the City Code which is subsequently approved or recommended by the BPP directors or subsequently becomes or is declared unconditional in all respects or is completed. If BPP is approached by a third party with a view to entering into a transaction which involves a change of control of at least 50 percent of the BPP shares, or which involves or contemplates the transfer of any interest in the whole, or substantially the whole of the undertaking, assets and/or business of BPP or any of its subsidiaries (an “Independent Inconsistent Transaction”), and prior to such Independent Inconsistent Transaction becoming the subject of an announcement under Rule 2.5 of the City Code the BPP directors determine (acting reasonably and in good faith) that they are intending to recommend such Independent Inconsistent Transaction, then BPP must, as soon as reasonably practicable, notify Acquisition Company of the fact of that approach and shall provide Acquisition Company a period of 72 hours to revise and amend the terms of the Acquisition during which they will not recommend the Independent Inconsistent Transaction. If Acquisition Company revises the terms of the Acquisition so that the value of the consideration is not less than the value offered by the Independent Inconsistent Transaction, the BPP directors shall recommend the revised Acquisition to the BPP shareholders.
     Under the Implementation Agreement, Acquisition Company and BPP have agreed to make antitrust filings to the Office of Fair Trading in the United Kingdom as soon as reasonably practicable and to assist and consult with each other in the preparation of such filings.
     The Acquisition is conditional upon the Scheme becoming effective by not later than November 30, 2009, or such later date as Acquisition Company and BPP may, with the consent of the Panel, agree and (if required) the Court may allow. The Scheme is also subject to satisfaction or waiver of certain conditions set forth in the Rule 2.5 Announcement, including:
•	Approval of the Scheme by Scheme Shareholders at the Court Meeting and General Meeting and the sanction of the Scheme by the Court;

•	The Office of Fair Trading or the appropriate Minister indicating, in terms satisfactory to Acquisition Company, that it is not the intention of the Office of Fair Trading or the appropriate Minister to refer the proposed acquisition of BPP by Acquisition Company or any other matter arising therefrom or related thereto to the Competition Commission and the deadline for appealing the relevant decision to the Competition Appeal Tribunal having expired with no appeal having been lodged beforehand;

•	all authorizations in any jurisdiction which are necessary for the Acquisition having been obtained in terms and in a form satisfactory to Acquisition Company;

•	all authorizations which Acquisition Company reasonably considers necessary to carry on the business of BPP or any of its subsidiaries remaining in full force and effect;

•	relevant third parties not having taken certain steps material in the context of the Acquisition that would or might reasonably be expected to have specified effects on the Acquisition, Acquisition Company, Apollo Group, Inc. or its subsidiaries, or BPP or its subsidiaries, and all applicable time periods for such steps having expired, lapsed or been terminated;

•	the absence of certain provisions in instruments to which BPP or its subsidiaries or their respective assets are or may be bound or subject that would or might reasonably be expected to result in specified effects on BPP or its subsidiaries; and

•	the absence of specified actions by and the nonoccurrence of specified events with respect to BPP or its subsidiaries.
     Pursuant to the Implementation Agreement, Acquisition Company may invoke any of the preceding conditions only with the consent of the Panel to invoke such condition with the effect that BPP would cause the Scheme to lapse and Acquisition Company would not be required to proceed with the Acquisition. There can be no assurance that the Panel would permit Acquisition Company to invoke any condition with such effect. The Acquisition will lapse and the Scheme will not proceed (unless the Panel otherwise consents) if before the date of the Court Meeting the Office of Fair Trading has referred the Acquisition to the Competition Commission. In addition, if the Scheme does not become effective on or before November 30, 2009, it will lapse and the Acquisition will not proceed, unless the Panel otherwise consents.
     The Implementation Agreement will terminate if:
•	the Scheme is not sanctioned by the Scheme Shareholders at the Court Meeting or if any of the General Meeting Resolutions are not passed at the General Meeting;

•	following discussion with and subject to the agreement of the Panel, any condition of the Scheme, unless waived by Acquisition Company, becomes incapable of being satisfied;

•	the Court declines or refuses to sanction the Scheme;

•	the Scheme Court Order or the Reduction Court Order is not granted;

•	an obligation to pay an inducement fee arises under the terms of the inducement fee and exclusivity agreement;

•	the Scheme has not become effective by 6:00 p.m. (UK time) on November 30, 2009, unless Acquisition Company has previously elected to implement the proposed Acquisition by way of an Offer, or unless the parties otherwise agree in writing;

•	the Scheme lapses or is withdrawn;

•	Acquisition Company, with the consent of the Panel, elects to implement the proposed Acquisition by way of an Offer and if the Offer, once announced under Rule 2.5 of the Code, lapses in accordance with its terms or is withdrawn or is not made;

•	BPP gives notice in writing to Acquisition Company if the recommendation of the BPP directors to the BPP shareholders to vote in favor of the Scheme and the General Meeting Resolutions in the form to be set out in the Scheme Document is not given or is withdrawn, modified or qualified; or

•	one party gives notice in writing to the other party if the proposed Acquisition is referred to the Competition Commission.
     The Acquisition is expected to be funded with cash provided by Apollo Global, which may elect to finance all or a portion of its funding with external debt providers.
     The foregoing description of the Implementation Agreement and the Rule 2.5 Announcement does not purport to be complete and is qualified in its entirety by reference to the Implementation Agreement and the Rule 2.5 Announcement, which are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K. It is expected that the Scheme Document will be sent to BPP shareholders as soon as practicable.

Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
     On June 8, 2009, Apollo Group, Inc. issued a press release announcing the execution of the Implementation Agreement by Acquisition Company and BPP and the issuance of the Rule 2.5 Announcement by Acquisition Company. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
     The information in Item 7.01 of this Form 8-K and Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are provided herewith:

Exhibit Number	Description

2.1	Implementation Agreement, dated June 7, 2009, by and among Apollo Global, Inc., Apollo UK Acquisition Company Limited and BPP Holdings plc.

2.2	Rule 2.5 Announcement.

99.1	Text of press release issued by Apollo Group, Inc. dated June 8, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
June 8, 2009	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President, Chief Financial
Officer and Treasurer

Exhibit Index

Exhibit No.	Description

2.1	Implementation Agreement, dated June 7, 2009, by and among Apollo Global, Inc., Apollo UK Acquisition Company Limited and BPP Holdings plc.

2.2	Rule 2.5 Announcement.

99.1	Text of press release issued by Apollo Group, Inc. dated June 8, 2009.